Exhibit 5.15

SRK Consulting (Canada) Inc.

July 25, 2014

TO:	Seabridge Gold Inc. British Columbia Securities Commission Ontario Securities Commission Alberta Securities Commission United States Securities and Exchange Commission Toronto Stock Exchange

Re:	Seabridge Gold Inc. (the "Company") Consent of Expert

Ladies and Gentlemen:

Reference is made to the following report:

•	Courageous Lake Prefeasibility Study dated September 5, 2012 (the "Report")

In connection with the Company's Short Form Base Shelf Prospectus dated July 25, 2014 and all documents incorporated by reference therein (collectively, the "Prospectus") and the Company's Registration Statement on Form F-10 dated July 25, 2014 and any amendments thereto, including any post-effective amendments (collectively, the "Registration Statement"), I, Stephen Day, on behalf of myself and SRK Consulting (Canada) Inc., consent to the use of my name and SRK Consulting (Canada) Inc.'s name and references to the Report, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus and Registration Statement.

I confirm that I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the services performed by me in connection with the Report.

Yours truly,

/s/ Stephen Day
Stephen Day